EXHIBIT 99.2


TEKGRAF ACQUIRES COMPUTER GRAPHICS TECHNOLOGY


Media Contacts:
Duffey Communications, Inc.
Bob Wice, 404/266-2600, bobw@duffey.com,
Fonda Berosini, 404/266-2600, fondab@duffey.com


FOR IMMEDIATE RELEASE


April 8, 1998 (ATLANTA) -- Tekgraf, Inc., (NASDAQ: TKGFA) announced today that it has completed the acquisition of Computer Graphics Technology (CGT), based in Greenville, S.C., effective April 1, 1998. As part of the agreement Tekgraf exchanged a combination of unregistered shares of Class A common stock and cash, subject to adjustment, for all the outstanding common stock of CGT. CGT had 1997 unaudited revenues of approximately $11 million. The company is a regional computer graphics products distributor and will be incorporated into Tekgraf's Graphics Division operations.


"We are pleased that we were able to complete this transaction so smoothly," commented Phillip Aginsky, chairman of Tekgraf. "The acquisition of CGT represents a major step in moving us forward towards our long-term strategic goals and in positioning Tekgraf to better serve our reseller and manufacturer partners." Aginsky also added, "Tekgraf continues to move ahead with the acquisitions of two other regional wholesale distributors of computer graphics products, for which definitive agreements have been signed. Additionally, we are actively pursuing distribution alliances with compatible manufacturers."


Tekgraf's Graphics Division provides sales, marketing and technical support of high-end computer graphics technologies through reseller channels. The acquisition gives them an expanded market reach in the Southeast that will strengthen the company's relationship with resellers and provide manufacturers with a singular opportunity to implement national distribution solutions.


Tekgraf is positioned to provide extensive reseller and manufacturer benefits based on its strategically located product demonstration and distribution centers in Chicago, Washington, D.C., San Francisco, Atlanta, Houston, and now, Greenville, S.C. The integration of CGT further increases Tekgraf's national staff of trained sales and technical personnel who specialize in graphics solutions and services sold through resellers.


"We are very excited to be a part of the Tekgraf organization," said Scott Barker, CGT president. "Tekgraf is uniquely positioned to be a major force in the graphics industry. With our commitment to sales and technical expertise, and our ability to help our resellers create demand for our products, Tekgraf will be the distribution choice for years to come. As a result of the acquisition, we will soon be offering additional products and enhanced support and services to our customer base in the Southeast."


"The Southeast is very a strong market for our products. And Scott Barker and his staff have a solid, professional sales organization with a high level of expertise in pre-press applications," said Bill Rychel, Tekgraf Graphics Division president. "The integration of CGT into Tekgraf strengthens our commitment to provide high-end, advanced computer graphics products in that part of the country."


Formed in 1988, CGT is a value-added distribution company in the Southeast with major emphasis in the graphics, digital photography and pre-press markets. They distribute color scanners, digital cameras, color-calibrated monitors and other graphics equipment and software from such companies as AGFA, Scitex, Barco, QMS, and others.


Tekgraf, Inc., (NASDAQ: TKGFA) headquartered in Atlanta, Ga., is a value-added wholesale distributor of advanced computer graphics products, and a manufacturer of custom personal computers. After the completion of several mergers in 1997, the company reincorporated in Delaware under the name Tekgraf, Inc., and effected an initial public offering in November of that year. The Tekgraf Graphics Division provides sales, marketing and technical support of high-end computer graphics technologies through reseller channels. The Technology Division is primarily engaged in the manufacture, sale, distribution and support of the Crescent Computer line of Intel-based NT workstations and network servers.


This press release contains statements that constitute forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements appear in a number of places in this press release and include all statements that are not historical statement of fact. The words "may," "would," "could," "will," "progress toward," "move forward," "actively pursuing," "increase," "expect," "estimate," "anticipate," "believes," "intends," "plans," and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that such statements are not guarantees of future performance and involve various risks and uncertainties, many of which are beyond the Company's control. Actual results may differ materially from those discussed in the forward-looking statements as a result of factors described below. These risks include, but are not limited to, competitive market pressures, material changes in customer demand, availability of labor, the Company's ability to perform contracts, governmental policies adverse to the computer industry, economic and competitive conditions, and other risks outside the control of the Company, as well as those factors discussed in detail in the Company's filings with the Securities and Exchange Commission, including the "Risk Factors" section of the Company's registration statement on Form S-1 (Registration No. 333-33449).


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